Exhibit 1.1

DEALER MANAGER AGREEMENT

September [ • ], 2008

Lazard Capital Markets LLC
30 Rockefeller Plaza
New York, New York  10020

Dear Sirs:

1.             (a)                           Griffon Corporation, a Delaware corporation (the “Company”), plans to make a rights offering pursuant to which the Company proposes to distribute, at no charge, one right (a “Right”) to each holder of record of common stock, par value $0.25, for each share of common stock held by such holder as of the record date of such rights offering (such rights offering, as it may be amended, modified or supplemented, is referred to herein as the “Rights Offering”).  The terms and the conditions of the Rights Offering are set forth in the Prospectus, dated August [ • ], 2008, to be used in connection with the Rights Offering (such Prospectus, as it may be amended, modified or supplemented, is referred to herein as the “Prospectus”).

(b)                           The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (file No. 333-153089) and any amendments thereto (together with all exhibits and supplements thereto, the “Registration Statement”), of which the Prospectus forms a part thereof, pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the Registration Statement has been declared effective by the Commission.  The Registration Statement, any preliminary prospectus, the information included on Schedule I hereto and any other documents and materials or filings (including, without limitation, free writing prospectuses (as defined by Rule 433 under the Securities Act) press releases, advertisements and other communications) relating to the Rights Offering, as amended or supplemented from time to time, are collectively referred to herein as the “Rights Offering Material”.

2.                                             The Company hereby appoints you as the Dealer Manager (the “Dealer Manager”) in connection with the Rights Offering in the United States only.  You hereby accept this appointment on the express understanding and subject to the condition that the Dealer Manager will act only with respect to the Rights Offering in the United States (the “Appointment Condition”).  As Dealer Manager, you agree, in accordance with your customary practice, to perform those services in connection with the Rights Offering as are customarily performed by you as Dealer Manager in connection with rights offerings of like nature, including, but not limited to, communicating with brokers, dealers, commercial banks and trust companies with respect to the Rights Offering and performing other marketing services in accordance with your customary practice and using your reasonable best efforts to solicit the exercise of the Rights pursuant to the Rights Offering.  For purposes of this Agreement, the Company acknowledges and agrees that “reasonable best efforts” will not include the solicitation or performance of other marketing services with respect to any shareholder of the Company’s common stock resident outside the United States.

3.             (a)                           You shall have no liability hereunder as Dealer Manager (in tort, contract or otherwise) to the Company or any other person for any losses, claims, damages, liabilities or expenses arising from your own acts or omissions in performing your obligations hereunder or otherwise in connection with the Rights Offering, except to the extent any such losses, claims, damages, liabilities or expenses are found by a court of competent jurisdiction in a judgment which has become final (in that it is no longer subject to appeal or review) to have resulted primarily from your bad faith or gross negligence.

                (b)                             The Company acknowledges and agrees that:

(i)                                     the Dealer Manager’s responsibility to the Company is solely contractual in nature, the Dealer Manager has been retained solely to act as Dealer Manager in connection with the Rights Offering and no fiduciary, advisory or agency relationship between the Company and the Dealer Manager has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Dealer Manager or Lazard Frères & Co. LLC have advised or are advising the Company on other matters;

(ii)                                  the subscription price for which shares of common stock of the Company may be purchased upon the exercise of a Right was established by the Company following discussions and arms-length negotiations with the Dealer Manager, and the Company is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;

(iii)                               it has been advised that the Dealer Manager and Lazard Frères & Co. LLC and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Dealer Manager has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(iv)                              it waives, to the fullest extent permitted by law, any claims it may have against the Dealer Manager for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Dealer Manager shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

(c)                           You shall act as an independent contractor with duties solely to the Company, your responsibility to the Company is solely contractual in nature and no fiduciary, advisory or agency relationship between the Company and you has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether you or Lazard Frères & Co. LLC have advised or are advising the Company on other matters. Further, in soliciting exercises of Rights, no broker or dealer in securities, bank or trust company is to be deemed to be acting as your agent or the agent of the Company or any of its affiliates, and you, as Dealer Manager, are not to be deemed the agent of any broker or dealer in securities, bank or trust company or the agent or fiduciary of the Company or any of its affiliates, equity holders, creditors or other persons.

4.             (a)                           The Company agrees to furnish you with as many copies as you may reasonably request of the Prospectus, any amendments or supplements thereto, and any other Rights Offering Material to be used by the Company in connection with the Rights Offering.  The Company agrees that, a reasonable time prior to using, or filing with the Securities and Exchange Commission (the “Commission”) or with any other federal or other United States or foreign governmental agency or instrumentality (such other federal or other United States or foreign governmental agency or instrumentality is referred to herein as an “Other Agency”), any Rights Offering Material, it will submit copies of such material to you and will give reasonable consideration to your and your counsel’s comments, if any, thereon.  In the event that (i) any stop order or restraining order has been issued and not thereafter stayed or vacated with respect to, or any proceeding, litigation or investigation has been initiated by or before the Commission or any other Agency which is reasonably likely to have a material adverse effect on the Company’s ability to consummate the Rights Offering, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, or (ii) the Company shall have breached any of its representations, warranties, agreements or covenants contained herein, or the Appointment Condition shall not be satisfied in all material respects, then you shall be entitled to withdraw as Dealer Manager in connection with the Rights Offering without any liability or penalty to you or any other Dealer Manager Indemnified Person (as defined in Section 10) and without loss of any right to indemnification or contribution provided in Section 10 (whether arising at the time of withdrawal, prior thereto or thereafter) or to the payment of the fee owed you as Dealer Manager pursuant to Section 5 hereof and all of your reimbursable expenses under Section 5 hereof incurred through the date you withdraw as Dealer Manager.  You are authorized to use the Rights Offering Material in connection with the Rights Offering, but you shall have no obligation to cause copies of such Rights Offering Material to be transmitted generally to the shareholders of the Company.

(b)                           The Company shall cause to be mailed to each registered holder of any common stock of the Company, as soon as practicable, a copy of the Prospectus and all other appropriate Rights Offering Material.  Thereafter, until the expiration of the Rights Offering, the Company shall use all reasonable efforts to cause copies of such material to be mailed or transmitted to each person who becomes a holder of record of any common stock of the Company.

5.                                             The Company agrees to pay (i) you as compensation for your services rendered to the Company as Dealer Manager in connection with the Rights Offering a fee equal to $100,000, (ii) all fees and expenses relating to the preparation, filing, printing, mailing and publishing of the Rights Offering Material, (iii) all advertising charges, (iv) all brokers and dealers (including you), commercial banks, trust companies and nominees for their customary mailing and handling expenses incurred in forwarding the Rights Offering Material to their customers and (v) all other fees and expenses in connection with the Rights Offering, including those of any other person rendering services in connection therewith.  The Company will also be responsible for reimbursing you for all out-of-pocket expenses incurred by you in connection with your services as Dealer Manager, including the reasonable fees and expenses of your legal counsel.  All payments to be made by the Company pursuant to this Section 5 shall be made promptly as incurred by you after submission by you of appropriate documentation relating to such expenses.  The Company shall perform its obligations set forth in this Section 5 whether or not the Rights Offering is commenced.

6.                                             The Company represents, warrants and covenants to you that:

(a)                           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its businesses or its ownership or leasing of property requires such qualification, except as would not reasonably be expected to (i) have, individually or in the aggregate, a material adverse effect on the earnings, business, management, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company or (ii) prevent the consummation of the transactions contemplated hereby (the occurrence of any such effect or any such prevention described in the foregoing clauses (i) and (ii) being referred to as a “Material Adverse Effect”).

(b)                           The Company has duly and validly taken all requisite corporate action to authorize the Rights Offering, the issuance of the Rights and the new shares of common stock of the Company to be issued pursuant to the Rights Offering, the filing of the Registration Statement and all other actions contemplated in the Rights Offering Material, and, assuming the receipt of consideration therefore as provided in resolutions of the Company’s board of directors authorizing issuance thereof and delivery in accordance with the terms of the Prospectus and the certificate evidencing the Rights, such common shares will be validly issued, fully paid and nonassessable.

(c)                           The Company does not have any knowledge of any material fact or information concerning the business, operations, assets, financial condition or prospects of the Company, which under applicable law is required to be disclosed in the Prospectus or has not been made generally available to the public or is not disclosed in the Registration Statement or otherwise.

(e)                           All of the Rights and the shares of common stock of the Company to be issued pursuant to the Rights Offering will not be subject to any preemptive or similar rights when issued in accordance with the Rights Offering and conform as to legal matters to their description contained in the Prospectus.

(f)                            The Company has all requisite corporate power and authority to execute and deliver and perform this Agreement, to make and consummate the Rights Offering and to consummate the other transactions contemplated by this Agreement and by the Prospectus and the Rights Offering Material; and this Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery hereof by you, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally; (ii) as such enforceability is subject to equitable principles of general applicability (regardless of whether enforcement is considered in a proceeding in equity or at law); and (iii) as enforceability of any indemnification and contribution provisions may be limited under state or federal securities laws.

(g)           (i)            The Company has duly filed with the Commission the Registration Statement, of which the Prospectus forms a part thereof, pursuant to the Securities Act, and has furnished you with a copy of the Registration Statement (including the documents required to be filed as exhibits thereto) in the form in which it was so filed;

                (ii)           The Registration Statement, as amended or supplemented from time to time, and the other Rights Offering Material as filed or as amended or supplemented from time to time, comply in all material respects, and, in connection with the Rights Offering, the Company has complied and will continue to comply in all material respects, with the applicable provisions of the Securities Act and all other applicable requirements of law; and

                (iii)          As of the Applicable Time (as defined below) and as of the closing date of the Rights Offering, the Rights Offering Material (including any amendments or supplements to the Registration Statement) did not and will not include, any untrue statement of a material fact and did not omit or as of the closing date of the Rights Offering will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  At the time the Registration Statement became effective, and at the closing date of the Rights Offering, the Registration Statement, as filed or as amended or supplemented from time to time, conformed and will conform in all material respects to the requirements of the Securities Act; the Prospectus, at the time the Prospectus was issued and at the closing date of the Rights Offering, conformed and will conform in all material respects to the requirements of the Securities Act.  The Company does not make any representation or warranty with respect to any statement contained in, or any matter omitted from, the Rights Offering Material, based upon information solely relating to you furnished in writing by you to the Company expressly for use therein (it being understood, and the Company agrees and acknowledges, that the only information furnished or to be furnished by you or on your behalf for inclusion therein as filed or as amended or supplemented from time to time is the information expressly set forth on Schedule II hereto (the “Submitted Information”)).

As used in this Agreement, “Applicable Time” means [   ] P.M., New York time, on the date of this Agreement.

(h)                           Except as disclosed in the Prospectus, the making and consummation of the Rights Offering and the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement and all actions by the Company contemplated in the Rights Offering Material, will comply with all applicable requirements of law, including all applicable regulations of the Commission and Other Agencies and the various state securities or “blue sky” laws or state takeover statutes, and no consent, authorization, approval, order, exemption or other action of, or filing with, the Commission or any Other Agency is required in connection with the Rights Offering or the consummation by the Company of the transactions contemplated herein or in the Rights Offering Material, except as would not reasonably be expected to be a Material Adverse Effect.

(i)                            The making of the Rights Offering and the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement or any other actions by the Company or any of its affiliates contemplated by the Rights Offering Material will not:  (i) conflict with or violate the restated certificate of incorporation or amended bylaws of the Company; (ii) result in a breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the material modification of the effect of or the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company, pursuant to any note, bond, mortgage, indenture, loan or credit agreement, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets are bound or affected or (iii) assuming that all consents, approvals and authorizations contemplated by the Prospectus have been obtained and all filings described in the Prospectus have been made, violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which it or its properties or assets are bound or affected, except in the case of clauses (ii) and (iii) above for such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j)                            The Company is not, nor upon consummation of the Rights Offering will be, required to register as an “investment company” or an affiliate of an “investment company” as defined in the Investment Company Act of 1940, as amended.

(k)                           [RESERVED]

(l)                            [RESERVED]

(m)                          No stop order, restraining order or denial of an application for approval has been issued and no investigation, proceeding or litigation has been commenced or, to the best of the Company’s knowledge, threatened before any Other Agency or the Commission with respect to the making or consummation of the Rights Offering or the other transactions contemplated thereby or related thereto or the execution, delivery and performance of this Agreement.

(n)                           [RESERVED]

(o)                           The Company has duly filed or will duly file on or prior to the date the Rights Offering is first published, sent or given to shareholders of the Company, all reports, information statements and other documents as required to be filed pursuant to applicable law, and has duly paid all taxes (including franchise taxes and similar fees ) it is required to have paid under applicable law, except where such amounts are disputed in good faith or where the failure to file such statements or reports or pay such taxes would not have a Material Adverse Effect; and the Company maintains its books and records in accordance with applicable laws and regulations, except where the failure to so maintain such books and records would not have, individually or in the aggregate, a Material Adverse Effect; and

(p)                           The Company (i) has not made or caused to be made by any of its agents or otherwise, and will only make or cause to be made by an of its agents or otherwise, the Rights Offering in any jurisdiction in which the Rights Offering is unlawful, and (ii) the Company will not permit participation in the Rights Offering by any person in any such jurisdiction.

7.                                             The Company further agrees that:

(a)                           The Company will cause you to be provided with cards or lists or other records in such form as you may reasonably request showing the names and addresses of, and the shares held by, the shareholders of the Company as of a recent date and will cause you to be advised periodically during the period of the Rights Offering as to any transfers of record of shares of common stock of the Company.

(b)                           If at any time there shall have occurred or occurs an event or development as a result of which any Rights Offering Material included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify you and will promptly amend or supplement, at its own expense, the relevant Rights Offering Material to eliminate or correct such untrue statement or omission.

(c)                           On each of the commencement date of the Rights Offering and the closing date of the Rights Offering, Grant Thornton LLP, independent public accountants to the Company, shall deliver to you a letter, dated the date of delivery thereof, in form and substance reasonably satisfactory to you and your counsel, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Company and certain financial information of the Company contained in or incorporated by reference to the Registration Statement or any other Rights Offering Material and confirming that they are independent accountants within the meaning of the Securities Act.

8.                                             On each of the commencement date of the Rights Offering and the closing date of the Rights Offering, the Company shall deliver to you opinions addressed to you and dated the date of delivery thereof of Dechert LLP, counsel to the Company, substantially in the form attached hereto as Exhibit A and otherwise in form and substance reasonably satisfactory to you and your counsel.

9.                                             The Company will advise you promptly of (i) the occurrence of any event which could cause the Company to withdraw, rescind, modify or terminate the Rights Offering or the transactions contemplated thereby, (ii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which it believes would require the making of any change in the Rights Offering Material then being used or would cause any representation, warranty or covenant contained in this Agreement to be untrue or inaccurate in any material respect (to the extent not otherwise so qualified), (iii) any proposal or requirement to make, amend or supplement any Rights Offering Material or to make any filing in connection with the Rights Offering or the transactions contemplated thereby pursuant to any applicable law, rule or regulation, (iv) the issuance of any comment or order or the taking of any other action by the Commission or any Other Agency concerning the Rights Offering (and, if in writing, will furnish you a copy thereof), (v) any material developments in connection with the Rights Offering or the transactions contemplated thereby, including, without limitation, the commencement of any lawsuit concerning the Rights Offering or the transactions contemplated thereby, and (vi) any other information relating to the Rights Offering, the Rights Offering Material, this Agreement or the transactions contemplated hereby or thereby which you may from time to time reasonably request.

10.           (a)                           The Company hereby agrees to hold you harmless and to indemnify you (including any of your affiliated companies or other entities and any partner, member, director, officer, agent or employee of you or any such affiliated company or other entity) and any other person controlling, within the meaning of Section 20(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), you (including any of your affiliated companies or other entities) (collectively, the “Dealer Manager Indemnified Persons”) from and against any and all losses, claims, damages, liabilities or expenses (whether in contract, tort or otherwise) whatsoever (as incurred or suffered and including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened (including, without limitation, any investigation), or presenting evidence or testimony in connection therewith, or any claim whatsoever and whether or not you or any other Dealer Manager Indemnified Person shall be a party thereto and whether or not such litigation, proceeding or claim is brought by or on behalf of the Company or its security holders or creditors) (a) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Rights Offering Material, or any omission or alleged omission to state in any Rights Offering Material a material fact, necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, or (ii) any withdrawal or termination by the Company of, or failure by the Company to make or consummate, the Rights Offering, or (iii) any breach by the Company of any representation or warranty or failure to comply with any of the agreements contained herein or (iv) the enforcement by any Dealer Manager Indemnified Person of the indemnity contained in this Section 10, or (b) otherwise arising out of, relating to or in connection with, or alleged to arise out of, relate to or be in connection with, the Rights Offering or your role in connection therewith; except in the case of clause (b) above for any such loss, claim, damage, liability or expense which is primarily attributable to your bad faith, gross negligence or willful misconduct and except in the case of clauses (a)(i) and (b) above for any such loss, claim, damage, liability or expense which arises out of or is based upon (x) any untrue statement or alleged untrue statement of a material fact contained in any Rights Offering Material or (y) any omission or alleged omission to state in any Rights Offering Material a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, if in any such case such statement or omission was made in reliance upon and in conformity with the Submitted Information.

                (b)                           You agree to hold the Company harmless and to indemnify the Company (including any of its affiliated companies or other entities and any partner, member, director, officer, agent or employee of the Company or any such affiliated company or other entity) and any other person controlling, within the meaning of Section 20(a) of the Exchange Act, the Company (including any of the Company’s affiliated companies or other entities) (collectively, the “Company Indemnified Persons”) from and against any and all losses, claims, damages, liabilities or expenses (whether in contract, tort or otherwise) whatsoever (as incurred or suffered and including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened (including, without limitation, any investigation), or presenting evidence or testimony in connection therewith, or any claim whatsoever and whether or not the Company or any other Company Indemnified Person shall be a party thereto and whether or not such litigation, proceeding or claim is brought by or on behalf of the Company or its security holders or creditors) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Submitted Information, or any omission or alleged omission to state in any Submitted Information a material fact, necessary in order to make the statements made in the Rights Offering Material, in the light of the circumstances under which they are made, not misleading.

                (c)                           If a claim is made against any Dealer Manager Indemnified Person or any Company Indemnified Person (the “Indemnified Person”) as to which such Indemnified Person may seek indemnity under this Section 10, such Indemnified Person shall notify the person against whom indemnity is sought (the “Indemnifying Person) promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Indemnifying Person of any action commenced against such Indemnified Person promptly after such Indemnified Person shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim.  Failure so to notify the Indemnifying Person shall not, however, relieve the Indemnifying Person from any liability which it may have on account of the indemnity under this Section 10 if the Indemnifying Person has not been prejudiced in any material respect by such failure and then, only to the extent so prejudiced.  If any such litigation or proceeding shall be brought against an Indemnified Person, and such Indemnified Person shall have notified the Indemnifying Person thereof, the Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, to assume the defense of such litigation or proceeding at the expense of the Indemnifying Person with counsel reasonably satisfactory to the Indemnified Person (which counsel shall not, except with the written consent of the Indemnified Person, be counsel to the Indemnifying Person).  In any such litigation or proceeding the defense of which the Indemnifying Person shall have so assumed, any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the retention of such counsel or (ii) the representation of the Indemnifying Person, on the one hand, and such Indemnified Person, on the other hand, by the same counsel would be inappropriate in the reasonable opinion of counsel to such Indemnified Person due to actual or potential differing interests between such parties.  It is understood that the Indemnifying Person shall not, in connection with any such litigation or proceeding or related litigation or proceedings in the same jurisdiction, be liable under this Agreement for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Persons and that all such fees and expenses shall be reimbursed as they are incurred after submission by the Indemnified Persons of appropriate documentation relating to such expenses.  Such firm shall be designated in writing by the Indemnified Person.  If litigation is settled or if there is a judgment for the plaintiff, the Indemnifying Person agrees, subject to the provisions of this Section 10, to indemnify the Indemnified Person from and against any loss, damage, liability or expense by reason of such settlement or judgment.  The Indemnifying Person agrees to notify the Indemnified Person promptly of the assertion of any claim in connection with the Rights Offering against it, any of its officers or directors or any person who controls it within the meaning of Section 20(a) of the Exchange Act.

                (d)                           If the indemnity provided for in the foregoing paragraphs of this Section 10 is unavailable to an Indemnified Person in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Indemnifying Person, in lieu of indemnifying such Indemnified Person, agrees to contribute to the amount paid or payable by such Indemnified

Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received or sought to be received by the Indemnifying Person, on the one hand, and by the Indemnified Person, on the other hand, from the Rights Offering, as well as the relative fault of the Indemnifying Person, on the one hand, and of the Indemnified Person, on the other hand, in connection with the statements, actions or omissions which resulted in such losses, claims, damages, liabilities or expenses, and as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Person, on the one hand, and of the Indemnified Person, on the other hand, (i) in the case of an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the Indemnifying Person, on the one hand, or by the Indemnified Person (in your case, the Submitted Information), on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, and (ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the Indemnifying Person or by the Indemnified Person and the parties’ relative intent, knowledge, access to information and opportunity to prevent such action or omission.

                (e)                           The Company and you agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages, liabilities or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim.

                (f)                            The Indemnifying Person will not, without your prior written consent of the Indemnified Person (which will not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding or investigation in respect of which any Indemnified Person may be entitled to indemnification or contribution hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action or proceeding or investigation), unless such settlement, compromise or consent includes an unconditional release of each of the foregoing parties from all liability arising out of such claim, action or proceeding or investigation.

11.                                           The indemnity and contribution agreements contained in Section 10 and the representations and warranties and the reimbursement agreement of the Company set forth in this Agreement shall remain operative and in full force and effect regardless of (i) whether any Indemnified Person is a formal party to such litigation or proceeding, (ii) any failure to commence, or the withdrawal, termination or consummation of, the Rights Offering or the termination or assignment of this Agreement, (iii) any investigation made by or on behalf of any Indemnified Person and (iv) any withdrawal by you pursuant to Section 4 or otherwise.  The rights to indemnity and contribution set forth in Section 10 shall be in addition to any other rights which you and other Indemnified Persons may have against the Company.

12.                                           Your obligations hereunder shall at all times be subject to the conditions that (a) all representations, warranties, covenants and other statements of the Company contained herein are now, and at all times during the period of the Rights Offering shall be, true and correct in all material respects (if not otherwise so qualified); (b) the Company at all times during the period of the Rights Offering shall have performed in all material respects all of its obligations hereunder theretofore to be performed; and (c) the Appointment Condition shall be satisfied.

13.                                           This Agreement shall terminate upon the expiration, termination or withdrawal of the Rights Offering or upon withdrawal by you as Dealer Manager pursuant to Section 4 hereof, it being understood that Sections 3, 5, 10, 11, 13, 16, 17, 18, 19 and 20 shall survive any termination of this Agreement.

14.                                           In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect.

15.                                           This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may not be amended except in a writing signed by each party hereto.

16.                                           This Agreement, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon the Company, you and the other Indemnified Persons (as defined in Section 10), and their respective successors and assigns.  Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereto.

17.                                           THIS AGREEMENT AND ANY CLAIM RELATED DIRECTLY OR INDIRECTLY TO THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY CLAIM RELATED DIRECTLY OR INDIRECTLY TO THIS AGREEMENT.

18.                                           The Company hereby (a) submits to the jurisdiction of any New York State or federal court sitting in New York City with respect to any actions and proceedings arising out of or relating to this Agreement, (b) agrees that all claims with respect to such actions or proceedings may be heard and determined in such New York State or federal court, (c) waives the defense of an inconvenient forum, (d) consents to the service of process upon it by mailing or delivering such service to it offices at 100 Jericho Quadrangle, Jericho, NY 11753, Attn:  Chief Executive Officer and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

19.                                           This Agreement constitutes the entire agreement between the Company and you with respect to the Rights Offering and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

20.                                           All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by telecopy to the parties hereto as follows (or, as to each party, at such other address as shall be designated by such party in written notice complying as to delivery with the terms of this paragraph):

(a)	If to you:

Lazard Capital Markets LLC
30 Rockefeller Plaza
New York, New York 10020

	Attention:	Robert Lagay
General Counsel
Lazard Capital Markets LLC
	Telecopy No.:	(212) 830-3561
	Telephone:	(212) 632-1594

With a copy (which copy shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193

	Attention:	Steven D. Guynn
	Telecopy No.:	(212) 351-6377
	Telephone:	(212) 351-2377

(b)	If to the Company:

Griffon Corporation
100 Jericho Quadrangle
Jericho, NY 11753

	Attention:	Chief Executive Officer
	Telecopy No.:	(516) 932-1169
	Telephone:	(516) 938-5200

With a copy (which copy shall not constitute notice) to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036

Attention:	Martin Nussbaum, Derek M. Winokur
Telecopy No.:	(212) 698-3599
Telephone:	(212) 698-3500

21.                                           Following completion of the Rights Offering, you may, at your expense, place public announcements or advertisements in financial and other newspapers and journals describing your services hereunder.  Any such announcements shall have received the approval of the Company prior to publication, such approval not to be unreasonably withheld.

                                                Please indicate your willingness to act as Dealer Manager on the terms set forth herein and your acceptance to the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this letter, whereupon this letter and your acceptance shall constitute a binding agreement among us.

Very truly yours,

Griffon Corporation

By:
	Name:	Ronald J. Kramer
	Title:	Chief Executive Officer

Accepted as of the date
first set forth above:

LAZARD CAPITAL MARKETS LLC

By:
Name:
Title: